EXHIBIT 23.1

Consent of KPMG LLP, Independent Registered Public Accounting Firm

The Board of Directors
ACME Communications, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-86158) on Form S-8 of ACME Communications, Inc. of our report dated April 11, 2006, except as to Note 3, which is as of March 30, 2007, with respect to the consolidated balance sheet of ACME Communications, Inc. and subsidiaries as of December 31, 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2005, and all related financial statement schedules as of December 31, 2005 and for the two-year period ended December 31, 2005, which report appears in the December 31, 2006, annual report on Form 10-K of ACME Communications, Inc.

/s/ KPMG LLP

Los Angeles, California
March 30, 2007